Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE		Contact:	Joel Thomas
(919) 379-4300

Alliance One International Reports Fiscal Year 2018 First Quarter Results

Morrisville, NC – August 3, 2017 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal quarter ended June 30, 2017.

Highlights

•	Revenue for the quarter increased 6.1% to $277.0 million versus last year mainly due to increased lamina sales and improved average selling price per kilo.

•	Selling, general and administrative expense (“SG&A”) decreased 12.8% to $33.8 million driven by reduced legal and professional costs and decreased incentive compensation.

•	In April 2017, as previously reported, the Company purchased and cancelled $28.6 million of its senior secured second lien notes leaving face value of $662.9 million outstanding.

•	The Company reaffirms fiscal year 2018 revenue and Adjusted EBITDA guidance.

Pieter Sikkel, President and Chief Executive Officer, said “Fiscal year 2018 is progressing favorably and in line with our expectations. Excluding Malawi that has a much smaller crop this year, global market conditions are positive and weather patterns are good, supporting better growing conditions with crop sizes that have returned to more normal levels in key markets where we are currently buying. Our sales typically build through the year, with the first fiscal quarter at lower levels in comparison to later quarters based on a number of factors including the timing of crops from the growing regions where we source tobacco. This year’s first quarter was consistent with past experience and sales are planned to be more heavily weighted toward the back half of the year.

“Total kilos sold this quarter were similar to last year at 61.2 million; although South American shipments were noticeably reduced from the prior year due to minimal carryover of smaller El Niño affected 2016 crops. Other regions focused mainly on shipments of prior year crops. Revenue for the quarter improved 6.1% or $15.9 million to $277.0 million versus last year due to a 4.8% increase in average sales price, driven by higher lamina sales this year versus byproducts when compared to last year’s quarter. Additionally, at quarter end, our uncommitted inventory reached a seven year low just inside the mid-point of our stated target range of $50.0 to $150.0 million.

“Due to selling mainly prior year crops during the quarter that were impacted by currency and smaller crops sizes last year, gross profit decreased $5.4 million to $28.6 million. Excluding the impact of currency movement in Other Regions, gross profit would have been consistent with the prior year. Offsetting these increased costs, SG&A decreased 12.8% or $5.0 million to $33.8 million, as a result of reduced professional fees and reduced incentive compensation. Additionally, other income improved $4.8 million mainly related to increased sales of intrastate trade tax credits in South America.

“As previously reported and consistent with our plan, in April we purchased and cancelled $28.6 million of our senior secured second lien notes, leaving face value of $662.9 million outstanding. Our liquidity at quarter end was strong with available credit lines and cash of $573.3 million including available lines for letters of credit.

Alliance One International, Inc.

“As we progress into the second quarter we anticipate that our results will begin to reflect improvement versus last year in both sales and profitability. Shipment weighting will swing to current crop tobaccos where we should start to see the positive impact versus last year. As a result and based on current conditions, our guidance for fiscal year 2018 remains unchanged. We anticipate improved sales in a range of $1,900.0 million to $2,000.0 million and Adjusted EBITDA of $165.0 to $185.0 million.

Mr. Sikkel, concluded, “Our customers are focused on enhancing global supply chain sustainability and driving positive change in nicotine consumption habits with reduced risk products. Alliance One is well positioned to continue to meet customer requirements for traditional products with directed agronomy investments in systems and people. Such investments, as well as others, uniquely position our Company as a key supplier for new products our customers are developing and we will continue to invest where appropriate returns should be achievable. We will also pursue additional growth opportunities and take further steps to strengthen our preferred supplier position across our customers’ multiple product requirements. Our focus remains on execution with a well measured approach to best position our company for success in the future and to improve shareholder value.”

Performance Summary for the Fiscal Quarter Ended June 30, 2017

Total sales and other operating revenues increased 6.1% to $277.0 million primarily due to a 4.8% increase in average sales price due to product mix that more heavily favored lamina sales this year when compared to last year’s quarter. Volumes were unchanged at 61.2 million kilos when compared to the prior year mainly due to the timing of shipments.

Gross profit decreased 15.9% to $28.6 million, mainly due to higher prior crop conversion costs in North America and the impact of currency exchange rates. Increased conversion costs and currency movement impacted costs per kilo, resulting in lower gross profit as a percentage of sales at 10.3% this year compared to 13.0% last year. Excluding the impact of currency movement in Other Regions, gross profit would have otherwise been consistent with the prior year.

SG&A decreased 12.8% to $33.8 million primarily from reduced professional fees and lower incentive compensation costs. Other income increased $4.8 million primarily related to sales of intrastate trade tax credits in South America. With the lower gross profit offset by improved SG&A and other income, operating loss improved $4.4 million, to $0.9 million, from the prior year.

During the three months ended June 30, 2017, we purchased $28.6 million of our existing senior secured second lien notes due 2021 at a discount resulting in debt retirement income of $3.0 million.

Interest expense increased 11.4% to $34.1 million from the prior-year period, primarily due to increased interest rates and higher average borrowings related to increased tobacco purchases for anticipated sales.

Cash income taxes paid decreased from $3.7 million to $0.9 million and the effective tax rate was (2.1)% this year compared to 11.3% last year. The variance in the effective tax rate between this year and last year is the result of many factors including the differences in forecasted income for the respective years; differences in year-to-date income for the quarters; certain losses for which no tax benefit is recorded; and, differences in valuation allowances, net exchanges losses on income tax accounts and net exchange gains related to liabilities for unrecognized tax benefits.

Alliance One International, Inc.

Earnings Per Share

For the first quarter ended June 30, 2017, the Company reported a net loss of $32.5 million, or $3.63 per basic share, compared to a net loss for the first fiscal quarter last year of $31.5 million, or $3.54 per basic share. Included in net loss this year was $1.6 million of legal and professional fees for the Kenya matter and $1.1 million of loss mainly related to Kenya storage costs. After adjusting for tax, the net impact of these items negatively impacted earnings per basic share by $0.26 this year. Included in net loss last year was $3.6 million of legal and professional fees for the Kenya matter and $1.6 million of loss related to Kenya green leaf sourcing mainly for storage as the operation continued to wind down. After adjusting for tax, the net impact of these items last year negatively impacted earnings per basic share by $0.53.

Liquidity and Capital Resources

As of June 30, 2017, available credit lines and cash were $573.3 million, comprised of $264.4 million in cash and $308.9 million of credit lines, consisting of $60.0 million available under the U.S. ABL facility for general corporate purposes (subject to limitations on borrowing if unrestricted cash and cash equivalents exceed $180.0 million), $241.7 million of notes payable to banks and $7.2 million of availability exclusively for letters of credit. In the future, the Company may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Financial Results Investor Call

The Company will hold a conference call to report financial results for its fiscal quarter ended June 30, 2017, on Thursday, August 3, 2017 at 5:30 P.M. ET. The dial in number for the call is (888) 395-3237 or outside the U.S. (719) 785-1764 and conference ID 9646563. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:30 P.M. ET, August 3rd through 8:30 P.M. ET August 8th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 9646563. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the

Alliance One International, Inc.

interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services and the impact of regulation and litigation. Additional factors that could cause the Company’s results to differ materially from those expressed or implied by forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). They include EBITDA, Adjusted EBITDA and Adjusted Net Debt. Tables showing the reconciliation of these non-GAAP financial measures are attached to the release. Adjusted EBITDA anticipated for fiscal year 2018 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of this estimate of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Alliance One International, Inc.

Alliance One is a leading global independent leaf merchant. For more information on Alliance One, visit the Company’s website at www.aointl.com.

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Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30
(in thousands, except per share data)	2017	2016
Sales and other operating revenues	$276,993	$261,101
Cost of goods and services sold	248,358	227,050

Gross profit	28,635	34,051
Selling, general and administrative expenses	33,843	38,805
Other income (expense)	4,304	(481)
Restructuring and asset impairment charges	—	41

Operating loss	(904)	(5,276)
Debt retirement expense (income)	(2,975)	—
Interest expense	34,101	30,602
Interest income	968	1,838

Loss before income taxes and other items	(31,062)	(34,040)
Income tax expense (benefit)	646	(3,830)
Equity in net income (loss) of investee companies	(925)	(1,329)

Net loss	(32,633)	(31,539)
Less: Net loss attributable to noncontrolling interests	(90)	(34)

Net loss attributable to Alliance One International, Inc.	$(32,543)	$(31,505)

Loss per share:
Basic	$(3.63)	$(3.54)
Diluted	$(3.63)	$(3.54)

Weighted average number of shares outstanding:
Basic	8,964	8,904
Diluted	8,964	8,904

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Fiscal Year Ended	LTM(5)
(in thousands)	June 30, 2017	June 30, 2016	March 31, 2017	June 30, 2017
Net income (loss) attributable to Alliance One International, Inc.	$(32,543)	$(31,505)	$(62,928)	$(63,966)

Plus: Interest expense	34,101	30,602	132,667	136,165
Plus: Income tax expense	646	(3,830)	23,481	27,956
Plus: Depreciation and amortization expense	8,387	8,752	34,476	34,111

EBITDA(1)	10,590	4,019	127,696	134,267

Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	—	43	(5,545)	(5,588)
Plus: Non-cash employee stock based compensation	291	392	1,551	1,450
Less: Other income (expense)	4,304	(481)	4,896	9,680
Plus: Restructuring and asset impairment charges	—	41	1,375	1,334
Plus: Debt retirement expense (income)	(2,975)	—	(300)	(3,275)
Plus: Amortization of basis difference - CBT investment(3)	318	307	1,518	1,529
Plus: Kenyan investigation legal & professional costs	1,556	3,551	7,171	5,176
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(1,072)	(1,647)	(8,013)	(7,438)

Adjusted EBITDA(1)	$6,548	$10,480	$136,583	$132,651

Total debt				$1,461,650
Less: Cash				264,406

Total debt less cash				$1,197,244

(Total debt less cash) /Adjusted EBITDA(1)				9.03x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Items for the twelve months ended June 30, 2017 are derived by adding the items for the three months ended June 30, 2017 and the fiscal year March 31, 2017 and subtracting the items for the three months ended June 30, 2016.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Fiscal Year Ended	LTM(7)
(in thousands)	June 30, 2016	June 30, 2015	March 31, 2016	June 30, 2016
Net income (loss) attributable to Alliance One International, Inc.	$(31,505)	$(25,950)	$65,532	$59,977

Plus: Interest expense	30,602	27,773	117,190	120,019
Plus: Income tax expense (benefit)	(3,830)	(3,214)	32,215	31,599
Plus: Depreciation and amortization expense	8,752	7,064	28,361	30,049

EBITDA(1)	4,019	5,673	243,298	241,644

Plus: Abnormal unrecovered advances to suppliers(2)	—	430	—	(430)
Plus: Reserves for (recoveries on) doubtful customer receivables	43	(83)	(169)	(43)
Plus: Non-cash employee stock based compensation	392	813	2,425	2,004
Less: Other income (expense)	(481)	560	105,427	104,386
Plus: Restructuring and asset impairment charges	41	2,948	5,888	2,981
Plus: Debt retirement expense (income)	—	—	—	0
Plus: Amortization of basis difference - CBT investment(3)	307	322	1,554	1,539
Plus: Kenyan investigation legal & professional costs	3,551	—	8,579	12,130
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(1,647)	(5,377)	(16,666)	(12,936)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	—	1,252	16,800	15,548

Adjusted EBITDA(1)	$10,480	$16,173	$189,614	$183,922

Total debt				$1,369,233
Less: Debt of reconsolidated subsidiary funded by affiliate(6)				67,397

Total adjusted debt				$1,301,836
Less: Cash				158,211

Total adjusted debt less cash(6)				$1,143,625

(Total adjusted debt less cash) /Adjusted EBITDA(1)(6)				6.22x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.
(6)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of the fiscal year ended March 31, 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under the facility. As a result of a direct assignment of the interest in such facility to such other AOI subsidiary on March 2, 2017, the amount of the debt attributable to the interest of such other AOI subsidiary is eliminated in the determination of consolidated total debt on and after March 2, 2017.
(7)	Items for the twelve months ended June 30, 2016 are derived by adding the items for the three months ended June 30, 2016 and the fiscal year ended March 31, 2016 and subtracting the items for the three months ended June 30, 2015.